                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 20, 2004

                             PARKER DRILLING COMPANY
             (Exact name of registrant as specified in its charter)




          Delaware                   1-7573                      73-0618660
(State or other jurisdiction      (Commission                 (I.R.S. Employer
      of incorporation)           File Number)               Identification No.)




                         1401 Enclave Parkway, Suite 600
                              Houston, Texas 77077
          (Address of principal executive offices, including zip code)


                                 (281) 406-2000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01.  Entry into a Material Definitive Agreement.

      On December 20, 2004, the Registrant refinanced certain extensions of credit outstanding under its Existing Credit Agreement, as defined in 2.01 below, (such extensions of credit consisting of $15.3 million in letters of credit) by entering into a new credit agreement among the Registrant as the borrower, certain banks parties thereto as lenders, Lehman Brothers, Inc., as the arranger, and Bank of America, N.A., as the syndication agent and Lehman Commercial Paper, Inc., as the administrative agent (the "Credit Agreement"). The obligations of the Registrant under the Credit Agreement are guaranteed by substantially all of the Registrant's domestic subsidiaries, each of which has executed a guarantee and collateral agreement as a subsidiary guarantor. The Credit Agreement has a term of three years.

      The Credit Agreement requires the banks to make extensions of credit to the Registrant in the form of revolving credit loans and letters of credit up to a maximum of $40 million, with a sub-limit of $25 million for letters of credit. Any extension of credit in excess of $25 million is subject to the satisfaction of a borrowing base calculation which is based on a percentage of eligible accounts receivables and rental equipment of the Registrant and its subsidiary guarantors.

      At the option of the Registrant, revolving credit loans under the Credit Agreement will bear interest at either the prime rate for base rate loans or the Eurodollar base rate for Eurodollar loans, each as defined in the Credit Agreement, plus an applicable margin, which shall be 1.50% for base rate loans and 2.50% for Eurodollar rate loans, subject to adjustment as provided in the Credit Agreement. As of the closing of the Credit Agreement on December 20, 2004, there were $15.3 million of letters of credit outstanding and no revolving credit loans outstanding.

      The extensions of credit under the Credit Agreement are secured by a pledge of the stock of all the subsidiary guarantors, all receivables of the Registrant and the subsidiary guarantors, and the inventory and equipment of Quail Tools, L.P., a subsidiary guarantor.

      The Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments (including payment of dividends) and maintenance of certain ratios and coverage tests. A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants, a failure to make payments when due, a change in control of the Registrant or certain insolvency proceedings. A default would permit the lenders to restrict the Registrant's access to the Credit Agreement and to take possession of the collateral to satisfy any outstanding loans or letters of credit.

      Certain of the lenders under the Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Registrant and/or its affiliates for which the Registrant and/or it affiliates have paid, and expect to pay, customary fees.

      The description set forth above is qualified in its entirety by the Credit Agreement, a cop of which has been filed as an exhibit hereto.



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Item 1.02  Termination of a Material Definitive Agreement

      In connection with the execution of the Credit Agreement, as noted in 1.01 above, on December 20, 2004, the Registrant had $15.3 million in letters of credit and no loans outstanding under the existing credit agreement among the Registrant, as the borrower, Lehman Brothers, Inc. and Deutsche Bank Securities, Inc. as joint advisors, Deutsche Bank Securities, Inc., as syndication agent, Bank of America, N.A., as documentation agent, Deutsche Bank Trust Company Americas, as collateral agent, and Lehman Commercial Paper, Inc. as administrative agent, dated October 10, 2003 (the "Existing Credit Agreement"). The Registrant terminated the Existing Credit Agreement effective as of the closing of the Credit Agreement referenced in 1.01 above. The lenders have agreed that all outstanding letters of credit under the Existing Credit Agreement shall continue to be letters of credit under the Credit Agreement.

      In connection with the termination of the Existing Credit Agreement, the collateral agent has released the naval mortgage on certain barge drillings rigs of the subsidiary guarantors in the United States.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      The discussion of the Credit Agreement in Items 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.03   Material Modification to Rights of Security Holders.


      The Revolving Credit Agreement prohibits the Registrant from paying cash dividends to its stockholders.

Item 9.01   Financial Statements and Exhibits.

      (c)   Exhibits

            The following exhibit is furnished herewith

            99    Credit Agreement dated December 20, 2004


                                S I G N A T U R E

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has


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duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    PARKER DRILLING COMPANY


Dated:  December 27, 2004           By:  /s/ James W. Whalen
                                         -------------------
                                         James W. Whalen,
                                         Senior Vice President and
                                         CFO




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                                  Exhibit Index

      Exhibit No.                                     Description
      ----------                                      -----------
          99                            Credit Agreement dated December 20, 2004




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